Exhibit 99.1

FOSSIL GROUP, INC. REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

Maintains Full Year 2024 Outlook

Richardson, TX, MAY 8, 2024 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the first quarter ended March 30, 2024.

First Quarter Summary

•First quarter worldwide net sales decreased to $255 million, down 22% on a reported basis and 21% in constant currency, reflecting five points of impact related to the Company’s strategic actions to exit the smartwatch category and optimize its retail store portfolio.

•Gross margins expanded 300 basis points to 52.4%, primarily reflecting progress under the Company’s Transform and Grow ("TAG") Plan.

•Selling, general and administrative (“SG&A”) expenses of $152 million were down 20% versus last year mainly due to lower compensation costs as a result of efficiencies resulting from the Company’s TAG Plan.

•First quarter operating loss of $29 million compared to $37 million a year ago. Adjusted operating loss of $19 million compared to adjusted operating loss of $25 million last year.

•Inventory totaled $224 million, a decrease of 33% versus a year ago; cash and cash equivalents of $113 million at quarter end.

•Subsequent to quarter end, the Company received an anticipated US tax refund of $57 million associated with NOL carryback provisions from the CARES Act.

“We started the year with solid execution of our TAG Plan, which drove gross margin expansion and operating expense reduction, enabling us to narrow our adjusted operating loss versus a year ago,” said Jeffrey Boyer, Interim CEO. “While we continue to navigate challenging top line trends, we are acting with urgency to stabilize the business, taking definitive actions to strengthen our balance sheet and progressing with a strategic review of our business model and capital structure. As we focus on strengthening our operating model and creating shareholder value, we are pleased to have recently welcomed two new Directors to our Board who bring meaningful experience across operations, retail, turnarounds, governance and leadership.”

First Quarter 2024 Operating Results

Amounts referred to as “adjusted” as well as “constant currency” are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to their closest reported GAAP measures are included at the end of this press release.

•Net sales totaled $254.9 million, a decrease of 21.6% on a reported basis and 21.5% in constant currency compared to $325.0 million in the first quarter of fiscal 2023. The sales decrease was largely driven by overall category, consumer and channel softness. Declines in smartwatch sales and our store rationalization initiatives comprised approximately 5 points of the sales decline in the first quarter. Net sales, in constant currency, declined 21% in the Americas, 26% in Europe and 15% in Asia. Wholesale sales declined 21% while our direct to consumer sales decreased 22% on a constant currency basis. Within our direct to consumer channels, comparable retail sales declined 14%. In our major product categories, traditional watch sales declined 17% in constant currency in the first quarter compared to the prior year period. The leathers category decreased 32% and jewelry sales declined 9% in constant currency during the first quarter. From a brand lens, the majority of the brands in our portfolio decreased in the first quarter.

•Gross profit totaled $133.5 million compared to $160.7 million in the first quarter of 2023. Gross margin increased 300 basis points to 52.4% versus 49.4% a year ago. The year-over-year increase primarily reflects exiting the smartwatch category as part of our TAG plan, reduced freight costs, improved product margins in our core categories, and favorable currency impacts.

•Operating expenses totaled $162.7 million, down 18% compared to the prior year period. As a percentage of net sales, operating expenses were 63.8% in the first quarter of 2024 compared to 60.9% in the prior year first quarter. Operating expenses in the first quarter of 2024 included $10.1 million of restructuring costs, primarily related to employee costs and professional services, while operating expenses in the first quarter of 2023 included $7.1 million of restructuring costs. SG&A expenses were $152.2 million, down 20% compared to the first quarter of 2023. As a percentage of net sales, SG&A expenses were 59.7% in the first quarter of 2024 compared to 58.7% in the prior year first quarter, largely driven by decreased sales.

•Operating loss was $29.2 million compared to $37.3 million in the first quarter of 2023. Operating margin of (11.5)% in the first quarter of 2024 was flat with the prior year first quarter. Adjusted operating loss totaled $18.9 million compared to $24.8 million in the first quarter of 2023. Adjusted operating margin was (7.5)% in the first quarter of 2024 compared to (7.7)% in the prior year first quarter.

•Interest expense increased slightly to $5.1 million compared to $5.0 million in the first quarter of 2023.

•Other income (expense) was income of $3.9 million compared to income of $2.7 million in the first quarter of 2023.

•Income (loss) before income taxes was $(30.4) million compared to $(39.6) million in the first quarter of 2023.

•Adjusted EBITDA was $(10.7) million, or (4.2)% of net sales in the first quarter of 2024 and $(16.4) million, or (5.0)% in the prior year period.

•Provision (benefit) for income taxes was a benefit of $6.1 million, resulting in an effective income tax rate of 20.1% compared to expense of $1.6 million and an effective tax rate of (4.1)% in the prior year. The effective tax rate in the first quarter of 2024 was favorable as compared to the prior year due to the Company recognizing $9.6 million of favorable discrete items.

•Net loss totaled $24.3 million with net loss per diluted share of $0.46, which compares to a net loss of $41.3 million and net loss per diluted share of $0.80 in the prior year period. Adjusted net loss for the first quarter was $16.2 million with adjusted net loss per diluted share of $0.30 compared to adjusted net loss of $31.5 million with adjusted net loss per diluted share of $0.61 in the prior year period. During the first quarter of 2024, currencies favorably affected net loss per diluted share by approximately $0.03.

Balance Sheet Summary

As of March 30, 2024, the Company had total liquidity of $122.8 million, including $112.9 million of cash and cash equivalents and $9.9 million of availability under its revolving credit facility. Inventories at the end of the first quarter of 2024 totaled $224.1 million, a decrease of 33.4% versus a year ago. Total debt was $203.4 million.

TAG Plan Update

The Company remains on track with its TAG Plan, which was announced in March 2023 and expanded in August 2023. The TAG plan is a comprehensive operational plan, designed to reduce operating expenses, improve operating margins and advance the Company’s commitment to profitable growth. The plan covers 7 major work streams with a target to drive $300 million in annualized operating income benefits by 2025. The TAG Plan generated annualized operating income benefits of approximately $125 million in 2023 and is expected to generate additional annualized operating income benefits of at least $100 million in 2024. Restructuring costs associated with our TAG Plan are estimated to be $35 million in fiscal year 2024 compared to $49 million in fiscal year 2023.

Strategic Business Review

In March 2024, the Company announced a strategic review of its current business model and capital structure. This includes efforts to optimize its business model through additional changes to its operations, as well as further structural cost reductions, which are under consideration. The Company anticipates this effort will expand on its current TAG Plan and could include additional debt and equity financing options, including monetization of various assets to strengthen its balance sheet. The Company has retained Evercore to act as its financial advisor.

Outlook

The Company is reiterating its full year financial outlook for 2024. Worldwide net sales are expected to be approximately $1.2 billion, reflecting consumer and channel softness, as well as approximately $100 million of negative impact related to the exit of its smartwatch business, and the closure of Fossil retail stores. Fiscal year adjusted operating margin(1) is expected to be in the range of -3% to -5%. The Company expects to generate positive free cash flow(2) in full year 2024, inclusive of tax refunds of approximately $57 million, which were received in the second quarter of 2024.

(1) A reconciliation of adjusted operating margin, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating adjusted operating margin.
(2) Free cash flow is a non-GAAP financial measure, defined as net cash from operating activities less net cash used in investing activities. A corresponding reconciliation of free cash flow to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable effort.

Safe Harbor

Certain statements contained herein that are not historical facts, including, but not limited to, statements regarding our outlook, expected financial position, TAG plan benefits and expenses, liquidity and strategic review, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: increased political uncertainty, the effect of worldwide economic conditions; the effect of pandemic; risks related to the success of our restructuring program; the impact of any activist shareholders; the failure to meet the continued listing requirements of Nasdaq; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components or products; acts of war or acts of terrorism; loss of key facilities; a data security or privacy breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from inflation, a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions and meeting debt service obligations; risks related to the success of our business strategy; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials and labor; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; loss of key personnel or failure to attract and retain key employees and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include watches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Christine Greany
The Blueshirt Group
(858) 722-7815
christine@blueshirtgroup.com

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended
($ in millions, except per share data):	March 30, 2024	April 1, 2023
Net sales	$254.9	$325.0
Cost of sales	121.4	164.3
Gross profit	133.5	160.7
Gross margin	52.4%	49.4%
Operating expenses:
Selling, general and administrative expenses	152.2	190.8
Other long-lived asset impairments	0.4	0.1
Restructuring charges	10.1	7.1
Total operating expenses	$162.7	$198.0
Total operating expenses (% of net sales)	63.8%	60.9%
Operating income (loss)	(29.2)	(37.3)
Operating margin	(11.5)%	(11.5)%
Interest expense	5.1	5.0
Other income (expense) - net	3.9	2.7
Income (loss) before income taxes	(30.4)	(39.6)
Provision for income taxes	(6.1)	1.6
Less: Net income attributable to noncontrolling interest	—	0.1
Net income (loss) attributable to Fossil Group, Inc.	$(24.3)	$(41.3)
Earnings per share:
Basic	$(0.46)	$(0.80)
Diluted	$(0.46)	$(0.80)
Weighted average common shares outstanding:
Basic	52.5	51.8
Diluted	52.5	51.8

Consolidated Balance Sheet Data ($ in millions):	March 30, 2024	April 1, 2023
Assets:
Cash and cash equivalents	$112.9	$127.1
Accounts receivable - net	134.4	168.9
Inventories	224.1	336.5
Other current assets	165.9	172.0
Total current assets	637.3	804.5
Property, plant and equipment - net	54.4	—
Operating lease right-of-use assets	142.3	147.2
Intangible and other assets - net	57.0	55.8
Total long-term assets	253.7	203.0
Total assets	$891.0	$1,007.5

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$294.9	$304.6
Short-term debt	0.5	0.5
Total current liabilities	295.4	305.1
Long-term debt	202.9	234.6
Long-term operating lease liabilities	129.1	140.8
Other long-term liabilities	37.0	39.2
Total long-term liabilities	369.0	414.6
Stockholders’ equity	226.6	366.3
Total liabilities and stockholders’ equity	$891.0	$1,086.0

Constant Currency Financial Information

The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales
	For the 13 weeks ended March 30, 2024			For the 13 weeks ended April 1, 2023
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$110.0	$(0.8)	$109.2	$137.9
Europe	78.7	(1.0)	77.7	105.7
Asia	65.6	2.1	67.7	80.1
Corporate	0.6	—	0.6	1.3
Total net sales	$254.9	$0.3	$255.2	$325.0

Product Categories:
Watches:
Traditional watches	$186.5	$—	$186.5	$225.4
Smartwatches	8.9	—	8.9	24.4
Total watches	195.4	$—	195.4	249.8
Leathers	27.6	0.2	27.8	40.3
Jewelry	26.3	0.1	26.4	29.0
Other	5.6	—	5.6	5.9
Total net sales	$254.9	$0.3	$255.2	$325.0

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are non-GAAP financial measures. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt minus interest income. We define Adjusted operating income (loss) as operating income (loss) before impairment expense and restructuring expense. We define Adjusted net income (loss) and Adjusted earnings (loss) per share as net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively, before impairment expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt. We have included Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share herein because they are widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use both non-GAAP financial measures to monitor and compare the financial performance of our operations. Our presentation of Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share may not be comparable to similarly titled measures other companies report. Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are not intended to be used as alternatives to any measure of our performance in accordance with GAAP.

The following tables reconcile Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	Fiscal 2023			Fiscal 2024
($ in millions):	Q2	Q3	Q4	Q1	Total
Income (loss) before income taxes	$(33.5)	$(55.2)	$(27.8)	$(30.4)	$(146.9)
Plus:
Interest expense	5.3	5.8	5.7	5.1	21.9
Amortization and depreciation	4.8	4.5	4.6	4.5	18.5
Impairment expense	0.2	0.6	1.3	0.4	2.5
Other non-cash charges	(0.5)	(0.2)	0.1	(0.1)	(0.8)
Stock-based compensation	1.6	1.5	1.1	1.0	5.2
Restructuring expense	4.6	16.0	15.5	10.1	46.2
Restructuring cost of sales	2.9	(1.3)	(1.3)	(0.2)	0.1
Less:
Interest Income	0.8	1.0	0.9	1.1	3.8
Adjusted EBITDA	$(15.4)	$(29.3)	$(1.6)	$(10.7)	$(57.1)

	Fiscal 2022			Fiscal 2023
($ in millions):	Q2	Q3(1)	Q4	Q1	Total
Income (loss) before income taxes	$(16.9)	$15.5	$(4.0)	$(39.6)	$(45.0)
Plus:
Interest expense	4.3	5.1	5.8	5.0	20.2
Amortization and depreciation	5.8	5.6	5.7	5.1	22.2
Impairment expense	0.2	0.6	1.2	0.1	2.1
Other non-cash charges	(0.2)	(0.4)	(0.3)	(0.2)	(1.1)
Stock-based compensation	3.8	(0.3)	2.3	1.4	7.2
Restructuring expense	2.9	—	0.7	7.1	10.7
Restructuring cost of sales	—	—	—	5.3	5.3
Unamortized debt issuance costs included in loss on extinguishment of debt	—	—	1.1	—	1.1
Less:
Interest Income	0.2	0.1	0.4	0.6	1.3
Adjusted EBITDA	$(0.3)	$26.0	$12.1	$(16.4)	$21.4

(1)   Prior period amounts have been adjusted to conform to the current period presentation.

The following tables reconcile Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share to the most directly comparable GAAP financial measures, which are operating income (loss), net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively. Certain line items presented in the table below, when aggregated, may not foot due to rounding.

	For the 13 Weeks Ended March 30, 2024
($ in millions, except per share data):	As Reported	Restructuring Cost of Sales	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$(29.2)	$(0.2)	$0.4	$10.1	$(18.9)
Operating margin (% of net sales)	(11.5)%				(7.5)%
Interest expense	5.1	—	—	—	5.1
Other income (expense) - net	3.9	—	—	—	3.9
Income (loss) before income taxes	(30.4)	(0.2)	0.4	10.1	(20.1)
Provision for income taxes	(6.1)	—	0.1	2.1	(3.9)
Less: Net income attributable to noncontrolling interest	—	—	—	—	—
Net income (loss) attributable to Fossil Group, Inc.	$(24.3)	$(0.2)	$0.3	$8.0	$(16.2)
Diluted earnings (loss) per share	$(0.46)	$—	$0.01	$0.15	$(0.30)

	For the 13 Weeks Ended April 1, 2023
($ in millions, except per share data):	As Reported	Restructuring Cost of Sales	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$(37.3)	$5.3	$0.1	$7.1	$(24.8)
Operating margin (% of net sales)	(11.5)%				(7.7)%
Interest expense	5.0		—	—	5.0
Other income (expense) - net	2.7		—	—	2.7
Income (loss) before income taxes	(39.6)	$5.3	0.1	7.1	(27.1)
Provision for income taxes	1.6	$1.1	—	1.5	4.2
Less: Net income attributable to noncontrolling interest	0.1	—	—	—	0.1
Net income (loss) attributable to Fossil Group, Inc.	$(41.3)	$4.2	$—	$5.6	$(31.5)
Diluted earnings (loss) per share	$(0.80)	$0.08	$—	$0.11	$(0.61)

Store Count Information

	April 1, 2023	Opened	Closed	March 30, 2024
Americas	149	2	16	135
Europe	99	2	28	73
Asia	79	0	10	69
Total stores	327	4	54	277

END OF RELEASE